                                              EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Inhale Therapeutic Systems, Inc. for the registration of 4,558,065 shares of its common stock and $230,000,000 of its 3.5% Convertible Subordinated Notes due October 17, 2007, and to the incorporation by reference therein of our report dated January 24, 2000, with respect to the financial statements of Inhale Therapeutic Systems, Inc. included in its Annual Report (Form 10-K), as amended, for the year ended December 31, 1999, filed with the Securities and Exchange Commission.

                                              /s/ Ernst & Young LLP

Palo Alto, California
January 12, 2001